STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A NON-DELAWARE CORPORATION
TO A DELAWARE CORPORATION
PURSUANT TO SECTION 265 OF THE
DELAWARE GENERAL CORPORATION LAW

1.) The jurisdiction where the Non-Delaware Corporation first formed is Florida.

2.) The jurisdiction immediately prior to filing this Certificate is Florida.

3.) The date the Non-Delaware Corporation first formed is 12-01-09.

4.) The name of the Non-Delaware Corporation immediately prior to filing this Certificate is Twin Vee Catamarans, Inc..

5.) The name of the Corporation as set forth in the Certificate of Incorporation is Twin Vee PowerCats Co..

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation have executed this Certificate on the 7th day of April, A.D. 2021.

By: [signature]

Name: Joseph C. Visconti
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Title: Chief Executive Officer
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